CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

 The undersigned, in his capacity as a person required to file reports pursuant to

Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"),
hereby

appoints Margaret L. Conn and Andrea R. Miley, and each of them individually, as his true

and lawful attorney-in-fact and agent, with full power of substitution, to execute his

name, place, and stead and to file with the Securities and Exchange Commission any

report, which the undersigned is required to file under Section 16 with respect to his

beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any

amendment to any such report.

 IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 14th day of November 2016.

/s/ Robert K. Baker

Witnessed this 14th day of November 2016

/s/ Sheri L. Johnson

Sheri L. Johnson
Notary Public, State of Ohio
My Commission Expires
May 19, 2021